Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

Glendale, California – May 1, 2007 – For the quarter ended March 31, 2007, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $93.7 million and net income of $15.4 million, or $0.15 per share on a fully diluted basis. This compares to revenue of $60.1 million and net income of $12.3 million, or $0.12 per share on a fully diluted basis, for the same period in 2006.

“In what was a relatively quiet quarter, our library of titles continued to perform well especially in the home video market, with Over the Hedge performing even better than we had expected,” commented Jeffrey Katzenberg, DreamWorks Animation’s CEO. “This is an exciting time for all of us at DreamWorks Animation. With two strong films set to be released in 2007, we are all hopeful that this is the start of a great year for our company and its shareholders.”

For the period, the largest contributor of revenue was Over the Hedge which contributed approximately $33.1 million of revenue driven primarily by home video. Through the first quarter of 2007, Over the Hedge has reached an estimated 12.6 million units shipped, net of actual returns and estimated future returns. Shark Tale contributed approximately $18.1 million driven primarily by domestic network television and Shrek 2 contributed approximately $17.5 million driven primarily by international network television. The Company’s 2005 release, Wallace & Gromit: The Curse of the Were-Rabbit, contributed approximately $9.4 million of revenue, driven by home video and international pay television. Through the first quarter, Wallace & Gromit: The Curse of the Were-Rabbit has reached an estimated 5.8 million units shipped net of actual returns and estimated future returns. Madagascar contributed approximately $6.4 million of revenue driven primarily by home video catalogue sales.

The Company’s latest release, Flushed Away has reached approximately $176 million in worldwide box office. While the film has not yet been fully recouped by the company’s distributor, it did contribute $1.2 million of revenue in the quarter driven by merchandising and licensing. The title was released on home video domestically on February 20, 2007 and through the end of the first quarter has reached an estimated 3.2 million units shipped, net of actual returns and estimated future returns.

Cost of sales for the first quarter of 2007 equaled $53.5 million while SG&A totaled $25.8 million, including $9.6 million of stock compensation expense.

In the first quarter of 2007, due to changes in the Company’s production process and organizational structure, it was determined that certain operating costs that had historically been capitalized should, beginning with the first quarter of 2007, be recorded as an expense in the period in which incurred. For the quarter ended March 31, 2007, this change resulted in $4.2 million of costs recorded as operating expense instead of being capitalized as film costs. The Company estimates a comparable amount in each quarter going forward for the remainder of 2007. As a result, the Company expects that the capitalized cost of its films will decrease by approximately $10 million per film, with the full impact taking effect on films released in 2009. The change in allocation does not increase the Company’s overall cost structure.

Results for the quarter also included a tax benefit related to the Company’s tax sharing agreement with an affiliated stockholder of approximately $6.8 million, which resulted in a lower effective tax rate. This was partially offset by a $5.8 million increase in the income tax benefit payable to the stockholder in accordance with the agreement. In addition, on January 1, 2007, the Company adopted FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No.

109.” As a result of the adoption of FIN 48, the Company recognized a $2.1 million net increase to reserves for uncertain tax positions as a decrease to opening retained earnings.

Looking ahead to the remainder of the year, the Company reiterates its expectation that results will be primarily driven by the performance of Shrek the Third, which will be released domestically on May 18, 2007.

“From a creative standpoint, Shrek the Third delivers as the next chapter of one of the most successful movie franchises of all times,” stated Katzenberg. “With several other blockbusters opening within weeks of each other, this May has the potential to be one of the biggest of all time and we are looking forward to seeing how it all plays out.”

The Company’s fall release, Bee Movie, is expected to open domestically in theatres on November 2, 2007. As is typical in the quarter of a film’s theatrical release, the Company does not anticipate generating significant revenue in the fourth quarter from this title, as its distributor will likely not have recouped its upfront marketing and distribution costs.

In addition to results for the first quarter, the Company provided an update on its share repurchase program announced earlier in the year. Through the end of the first quarter of 2007, the Company had repurchased approximately 1.2 million shares for $35 million and is authorized to repurchase approximately $115 million worth of additional shares through the period ending August 31, 2008.

Items related to the earnings release for the first quarter of 2007 will be discussed in more detail on the Company’s first quarter 2007 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, May 1, 2007, at 4:30 p.m. (EDT). Investors can access the call by dialing (800) 553-0326 in the U.S. and (612) 332-0636 internationally and identifying “DreamWorks

Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, May 1, 2007. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 869840 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of thirteen animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge and Flushed Away. DreamWorks Animation’s newest release, Shrek the Third, opens in theaters May 18, 2007.

Contact:

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
	(Unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$558,886	$506,304
Trade accounts receivable, net of allowance for doubtful accounts	630	1,208
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	43,315	122,403
Film costs, net	539,306	502,440
Property, plant and equipment, net of accumulated depreciation and amortization	82,677	83,416
Receivable from stockholder	13,905	—
Deferred taxes, net	4,171	3,590
Goodwill	34,216	34,216
Prepaid expenses and other assets	25,768	26,892

Total assets	$1,302,874	$1,280,469

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$6,001	$5,021
Payable to stockholder	—	6,436
Accrued liabilities	58,869	52,516
Income taxes payable	10,719	3,173
Other advances and unearned revenue	82,267	57,164
Obligations under capital leases	1,110	1,335
Bank borrowings and other debt	118,966	118,615

Total liabilities	277,932	244,260
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	1,022,001	1,033,268

Total liabilities and stockholders’ equity	$1,302,874	$1,280,469

DreamWorks Animation SKG, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2007	2006
	(In thousands, except per share amounts)
Operating revenue	$93,728	$60,096
Costs of revenue	53,479	26,954

Gross profit	40,249	33,142
Selling, general and administrative expenses	25,770	18,707

Operating income	14,479	14,435
Interest income, net	6,271	4,766
Other income, net	1,444	1,460
Increase in income tax benefit payable to stockholder	(5,817)	(3,790)

Income before income taxes	16,377	16,871
Provision for income taxes	977	4,543

Net income	$15,400	$12,328

Basic net income per share	$0.15	$0.12
Diluted net income per share	$0.15	$0.12
Shares used in computing net income per share
Basic	103,367	103,188
Diluted	103,687	103,645

DreamWorks Animation SKG, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31,
	2007	2006
	(In thousands)
Operating activities
Net income	$15,400	$12,328
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	51,159	25,932
Stock compensation expense	9,554	4,758
Depreciation and amortization	1,937	1,979
Revenue earned against advances and unearned revenue	(3,730)	(3,781)
Deferred taxes, net	(581)	19,730
Change in operating assets and liabilities:
Trade accounts receivable	578	5,585
Receivable from/Payable to Distributor for Distribution and Services Agreements	79,088	138,974
Film costs	(87,431)	(68,544)
Prepaid expenses and other assets	927	(9,089)
Receivable from/Payable to stockholder	(16,178)	(26,210)
Accounts payable and accrued expenses	7,272	(3,545)
Income taxes	1,010	(15,558)
Advances and unearned revenues	29,020	19,697

Net cash provided by operating activities	88,025	102,256

Investing activities
Purchases of property, plant, and equipment	(650)	(652)

Net cash used in investing activities	(650)	(652)

Financing activities
Payments on capital leases	(225)	(208)
Receipts from exercise of stock options	235	464
Excess tax benefits from employee equity awards	349	116
Purchase of treasury stock	(35,152)	(300)
Paramount signing bonus deemed a contribution from controlling stockholders	—	75,000
Repayment of Universal Studios advance	—	(75,000)

Net cash provided by (used in) financing activities	(34,793)	72

Increase in cash and cash equivalents	52,582	101,676
Cash and cash equivalents at beginning of period	506,304	403,796

Cash and cash equivalents at end of period	$558,886	$505,472

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$199	$256

Cash paid during the period for interest, net of amounts capitalized	$53	$61

Supplemental disclosure of non-cash operating activities Transfer on January 31, 2006 of net receivable from affiliate to Paramount for Distribution and Services Agreements	$—	$102,509